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                                                                   EXHIBIT 10.32

                           HASKEL INTERNATIONAL, INC.


CONTACTS:      R. Malcolm Greaves
               President and CEO
               (818) 843-4000                              FOR IMMEDIATE RELEASE



                 HASKEL INTERNATIONAL, INC. MAKES ANNOUNCEMENT


     BURBANK, California - March 15, 1999 - Haskel International, Inc. announced today that it has entered into a definitive agreement whereby an entity controlled by Tinicum Capital Partners, L.P., a private investment fund, and certain related parties will acquire all of Haskel's outstanding shares for a cash price of $12.90 per share. The transaction is valued at approximately $72.8 million. The tender offer for all of the shares will commence by Monday, March 22, 1999 and will be scheduled to expire 20 business days thereafter, unless extended. Purchase of the shares under the tender offer is subject to 90% of the shares being tendered, the expiration of applicable waiting periods under applicable antitrust laws, and other customary conditions. Subsequent to the tender offer, the agreement provides for the merger of Haskel with HI Merger Subsidiary, a subsidiary of HI Holdings Inc., pursuant to which all remaining shareholders of Haskel would receive $12.90 per share. If less than 90% of the shares are tendered, the merger would be subject to approval by the shareholders of Haskel at a meeting to be called and held after regulatory approvals have been obtained. The deal is expected to be completed in May 1999 if 90% of the shares are tendered or July 1999 if a merger approved by the shareholders is required.

     The Boards of Directors of both companies have approved the transaction, and the Haskel Board of Directors has recommended that Haskel's shareholders accept HI Holdings Inc.'s all-cash tender offer and vote in favor of the merger if a vote is required.

     Haskel International, Inc. is one of the world's leading manufacturers of high-pressure liquid pumps and gas boosters, specializing in pressure technology and systems integration. Haskel conducts its operations through facilities in North America, Europe and the Pacific rim, as well as through distributors and agents worldwide.



100 E. GRAHAM PLACE, BURBANK, CA 91502, U.S.A. TELEPHONE: (818) 843-4000
                              FAX: (818) 556-2518